Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CenturyTel, Inc.:

We consent to the incorporation by reference into the Registration Statement on Form S-8 of CenturyTel, Inc. relating to the issuance of up to 4,400,000 shares of common stock pursuant to the CenturyTel, Inc. 2005 Directors Stock Plan and the CenturyTel, Inc. 2005 Management Incentive Compensation Plan of our reports dated March 14, 2005, with respect to the consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, comprehensive income, cash flows and stockholders' equity, for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the 2004 Annual Report on Form 10-K of CenturyTel, Inc. Our report on the consolidated financial statements refers to a change in method of accounting for goodwill and other intangible assets in 2002.

KPMG LLP

/s/ KPMG LLP

Shreveport, Louisiana
May 12, 2005